Exhibit 10.2

Contract

Subject Name	Commissioned work to implement a new sports and cultural activities operation project at Nagoya municipal elementary schools (Chikusa, Higashi, Kita, Naka, Showa, Mizuho, Nakagawa, and Midori wards)
Contract amount	￥2,326,649,710★ (Of which, consumption tax and local consumption tax ¥211,513,610 *)
contract period	From the date of conclusion of the contract to March 31, 2025 (Long-term continuing contract based on Article 234-3 of the Local Autonomy Law (Law No. 67 of 1947))
period of performance	From the date of conclusion of the contract to March 31, 2025
Place of performance	Nagoya municipal elementary schools in Chikusa, Higashi, Kita, Naka, Showa, Mizuho, Nakagawa and Midori wards
Contract security deposit	Nagoya City Contract Regulations Article 31 3 Exemption in accordance with No.

The City of Nagoya is designated as the “First Party” and LEIFRAS Co., Ltd. is designated as the “Second Party,” and the contract is concluded with respect to the above in accordance with the following terms and conditions.

IN WITNESS WHEREOF, the parties hereto have hereunto set forth their respective names and seals. 2 Each of the parties hereto shall execute and bear his/her name and seal thereon. 1 Each of you shall sign and seal this document and each of you shall have one copy.

May 2021 Date

Kou San-no-Maru, Naka-ku, Nagoya City 1 No. 1 No. Nagoya City contract assignee Seiji Suzuki, Superintendent of Education, Nagoya City Board of Education

B Hiroo, Shibuya-ku, Tokyo 1 -Hiroo, Shibuya-ku, Tokyo, Japan 1 -Hiroo, Shibuya-ku, Tokyo39 LEIFRAS Co., Ltd. Representative Director Kiyotaka Ito

(Purpose of contract)

Article 1 The Second Party shall perform the Work in accordance with this Agreement (hereinafter referred to as the “Agreement”) and the Specifications for the Implementation of New Athletic and Cultural Activities at Nagoya Municipal Elementary Schools (hereinafter referred to as the “Specifications”), and shall ensure the proper and smooth operation of the Work.

2	With respect to this contract, the Second Party shall, upon consultation between the Second Party and the Second Party, implement at the Second Party’s expense any matter not expressly provided for in the contract and the specifications, but which is naturally necessary for the performance of the contract, in accordance with the Second Party’s instructions.

(Contract amount)

Article 2 The contract amount shall be 2,326,649,710 yen, and the amount payable for each fiscal year shall be as shown in Exhibit 1.

(Duty of care)

Article 3 The Second Party shall, in close communication with the First Party, and in accordance with the specifications and the instructions of the First Party, and with the care of a good manager, perform the work entrusted to it under this Agreement (hereinafter referred to as “entrusted work”). (2) The Second Party shall perform the work entrusted to it by this Agreement (hereinafter referred to as the “Entrusted Work”) in accordance with the specifications and instructions of the First Party.

(Confidentiality)

Article 4 Neither the Second Party nor any of its employees shall divulge to any third party any information obtained directly or indirectly in the course of performing the entrusted services.

2	The Second Party shall provide its employees with education on the protection of personal information, and shall comply with the “Information Handling Precautions” in the Appendix to the Specifications in handling the affairs under this Agreement. 4 (2) The Second Party shall comply with the “Items to be observed in handling information” attached to the specifications in handling the affairs under this contract.

3	If the First Party finds that the Second Party has violated the provisions of the preceding paragraph, the First Party may demand compensation for ordinary and direct damages suffered by the First Party.

4	The provisions of paragraphs (1) and (2) above shall apply even after the expiration and termination of the contract.

(Preparation of business plan)

Article 5 After the execution of this Agreement, the Second Party shall submit the documents submitted at the time of application (including any portions that have been changed after the submission thereof upon consultation between the Second Party and the Second Party). The “Proposal”). (2) The Second Party shall promptly prepare a business plan based on the documents submitted at the time of application (including any portions that have been changed after submission upon consultation between the Second Party and the Second Party) and submit it to the First Party for approval.

2	If the Second Party intends to change the contents of the project plan stipulated in the preceding paragraph, it shall consult with the First Party in advance and obtain its approval.

(General Manager)

Article 6 After execution of this contract, the Second Party shall promptly appoint a general manager as specified in the specifications and report in writing to the First Party.

(Request for Improvement and Other Measures Concerning Project Implementation)

Article 7 The First Party may request the Second Party to take necessary measures in writing, clearly indicating the reasons, if there is anything in the Second Party’s implementation of the commissioned work that is deemed inappropriate by the First Party.

2	In response to the request in the preceding paragraph, the Second Party shall, in principle, promptly submit to the First Party a document clearly stating the details of the measures to be taken in advance, and upon approval by the First Party, the Second Party shall promptly take the necessary measures. After taking such measures, the Second Party shall promptly submit to the First Party a written report clearly stating the progress of the measures taken.

(Borrowing of goods)

Article 8 (1) the Second Party shall, upon consultation with the school where the activity is to be conducted (hereinafter referred to as the “Host School”), borrow from the Host School the goods necessary for the activity. (1) the Second Party may, upon consultation with the school where the activity is to be conducted (hereinafter referred to as the “Host School”), borrow goods necessary for the activity from the Host School.

(Standards of Business Conduct)

Article 9 In handling the affairs of the entrusted services, the Second Party shall comply with the provisions of the Nagoya City Ordinances, the Nagoya City Regulations, and the Nagoya City Board of Education Regulations, as well as the standards set forth by the First Party.

(Prohibition of reconsignment)

Article 10 the Second Party shall not have a third party perform all or part of the entrusted services. However, this provision shall not apply to the extent that the purpose of this Agreement is not impaired and is approved in advance by the First Party.

2	In the event of sub-consignment to a third party in accordance with the preceding paragraph, the Second Party shall provide appropriate supervision and guidance to the sub-consignee, and any damage or increased costs caused by reasons attributable to the sub-consignee shall be deemed to have been caused by reasons attributable to the Second Party and shall be borne at the Second Party’s responsibility.

(Report on the status of implementation)

Article 11 the Second Party shall submit to the First Party a written report on the number of applicants for participation by children and the results of activities for each fiscal year and other matters specified by the First Party promptly after the completion of the services for the relevant fiscal year.

2	The Second Party shall submit to the First Party by the 10th day of the month following the month in which the activity is implemented a report on the working conditions of the management staff, the number of children who have applied to participate, the date and time of the activity, and other items specified by the First Party.

(Inspection of implementation status, etc.)

Article 12 The First Party may inspect the state of implementation of the commissioned work, or may request the Second Party to submit necessary materials. In this case, the Second Party may not refuse.

2	The First Party may request the Second Party to take necessary measures if it deems it necessary as a result of the inspection, etc. described in the preceding paragraph.

(Preservation of documents, etc.)

Article 13. the Second Party shall submit the following documents and other materials for the fiscal year following the fiscal year in which the services for each fiscal year have been completed. 4 Month of the following year 1 (1) The documents, etc. listed in each of the following items, 5 (1) The documents, etc. listed in each of the following items shall be retained by the Second Party for a period of not less than one (1) year from the date of the fiscal year following the fiscal year in which the services were completed

(1)	The foregoing paragraph 2 Reports and materials submitted to LICENSEE in accordance with the preceding Article

(2)	Work rules, regulations concerning the protection and management of information, attendance records, forms concerning the disbursement of salaries, and other documents designated by the First Party

2	During the retention period of the materials listed in the preceding paragraph, the First Party may request the Second Party to submit such materials. In this case, the Second Party may not refuse to do so.

(Billing and payment of contract price)

Article 13 Payment of the contract price shall be made in accordance with the provisions of Article 14 of the Local Autonomy Law Enforcement Order. 162 Article 14.6 The payment of the contract price shall be governed by the Local Autonomy Law Enforcement Ordinance, in accordance with Article 81, Item (1) of the Nagoya City Accounting Regulations (hereinafter referred to as “Accounting Regulations”), payment shall be made on an estimated basis.

2	The First Party shall promptly pay the contract price specified in the preceding paragraph to the Second Party on a monthly basis upon the Second Party’s request as shown in Exhibit 2 The First Party shall promptly pay to the Second Party the contract price stipulated in the preceding paragraph on a monthly basis upon the Second Party’s request as shown in the attached Exhibit.

(Payment by periodic payments)

Article 14.2 With respect to the payment of the consignment fee under this contract, in the event that the Second Party submits an application for periodic payment as stipulated in Article 64 of the Nagoya City Accounting Rules (Nagoya City Rules, 1964, No. 64), the Second Party shall not be required to submit a bill. 5 (No. 64), the Second Party shall not be required to submit an invoice.

(Change in contract amount)

Article 15 In the event of any change in the amount equivalent to the expenses required for the implementation of the commissioned work due to reasons arising after the conclusion of this contract, the contract amount may be changed upon consultation between the First Party and the Second Party.

(Reduction or refund of contract price)

Article 16 In the event that the Second Party falls under any of the following items, the First Party may pay the Second Party the Contract Price in whole or in part at a reduced amount. However, if the Contract Price has already been paid to the Second Party, the First Party may have the Second Party return all or part of the Contract Price.

(1)	When there is a significant discrepancy in all or part of the details of the project implementation with the details of the application or contract. 1 (2) When there is a significant discrepancy in all or part of the details of the project implementation from the details of the application or contract, and when the First Party acknowledges that there is no justifiable reason for such discrepancy.

(2)	In the event that 2 (2) When The Second Party does not perform the contract without justifiable reason, or when performance is not expected within the contract period.

(iii)	When the contract is cancelled or modified pursuant to the provisions of 3 (iii) When the contract is cancelled or modified pursuant to the provisions of Articles 23, 24, and 25.

(Handling of estimated payments)

Article 17 With respect to the Contract Price for which an estimated payment has been received, the Second Party shall submit to the First Party a statement of settlement clarifying the breakdown of expenditures and materials requested by the First Party for its approval within 20 days after the completion of the services for each fiscal year.

2	If there is a settlement balance in the amount of the estimated payment received, the Second Party shall return it promptly after the approval in accordance with the preceding paragraph.

3	If, as a result of settlement, there is a shortfall in the amount of the estimated payment received, the Second Party shall apply it at its own expense, unless otherwise approved in advance by the First Party.

(Accident reporting and compensation for damages, etc.)

Article 18 In principle, the Second Party shall promptly submit a report to the First Party in the following cases

(In the event of an accident during the performance of the commissioned services. 1) When an accident occurs during the execution of the commissioned work

(iii) When the school facilities or other properties are lost or damaged in the performance of the commissioned services 2 (iii) When the school facilities or other properties are lost or damaged in the performance of the commissioned services.

(When the First Party instructs otherwise. 3 When the First Party instructs otherwise.

2	In the case of the preceding paragraph, if the cause is attributable to a reason attributable to the Second Party, the Second Party shall restore the property to its original condition or compensate for damages in accordance with the instructions of the First Party.

(Risk burden)

Article 19 All damages incurred in the performance of the services shall be borne by the Second Party, except in cases of reasons attributable to the Second Party.

2	(2) If the First Party finds that the damage stipulated in the preceding paragraph is caused by a natural disaster or other force majeure and that it would be extremely detrimental to fairness to have the Second Party bear all such damage, the First Party shall bear all or part of such damage.

3	The amount of damages to be borne by the First Party pursuant to the preceding 2 The amount of damages to be borne by the First Party pursuant to the preceding paragraph shall be determined by mutual agreement between the First Party and the Second Party within the amount authorized by the First Party.

(Attribution of rights and obligations)

Article 20 the Second Party may not assign its rights and obligations arising under this Agreement to any third party or cause such rights and obligations to be succeeded to by a third party without the approval of the First Party, nor may it offer such rights and obligations as security.

(Liability for loan guarantees)

Article 21 If the First Party discovers any hidden defects in said work within twelve (12) months after completion of the work, the Second Party shall redo the work and complete the work properly within the time specified by the First Party.

2	All costs related to the preceding paragraph shall be borne by the Second Party.

(Delinquent accounts)

Article 22 In the event that the Second Party delays in the performance of its obligations without just cause, the Second Party shall pay to the First Party, by the date designated by the First Party, the amount calculated in accordance with the number of days of delay and in the proportion specified in Article 33 of the Nagoya City Contract Rules (1964, Nagoya City Rules, No. 17).

(Right to terminate contract)

Article 23 The First Party may cancel the contract if the Second Party falls under any of the following items:

(1)	When it is deemed that the Company has violated this Agreement and that, due to such violation, the purpose of this Agreement cannot be achieved.

(2)	When there has been a fraudulent act in connection with the conclusion or performance of the contract.

(3)	When there has been a substantial change in the nature of the work. 3 When there has been a substantial change in the content of the business

(4)	In the event that 4 (iii) When The Second Party does not comply with the necessary instructions or request for submission of an improvement plan from the First Party regarding the improvement of its business, etc., or when no improvement is expected.

(5)	When the contractor is no longer able to perform the commissioned work. 5 (iii) When it is no longer possible to perform the commissioned work.

(6)	When the contractor is not qualified for the contract.

(7)	In the event that the First Party requests cancellation of the contract, hen the Second Party proposes to terminate the contract and the First Party recognizes the reason as justifiable.

(8)	(Japanese only) 8 Agreement Concerning Exclusion of Boryokudan-related Entities from Nagoya City Contracts (Concluded with the Mayor of Nagoya City and the Aichi Prefectural Police Headquarters on March 28, 2008) 1 (Concluded by the Mayor of Nagoya City and the Chief of Aichi Prefectural Police Headquarters on March 28, 2008) and the Nagoya City Outline for the Exclusion of Organized Crime Group Affiliated Businesses from Procurement Contracts, etc. 1 (No. 19 Zai-Kei No. 19, dated March 29, 2008). 103 (No. 19 Zai-Kei dated 2008, dated 2008.29)

(9)	When the Company violates any of the terms and conditions set forth in this contract 9 (iii) When the terms and conditions set forth in this contract have been violated.

(Penalty in the event of cancellation of the contract, etc.)

Article 23.2 In any of the following cases, the Second Party shall pay to the First Party an amount equivalent to 1/10th of the Contract Sum (equivalent to the annual amount) as a penalty by the deadline specified by the First Party.

(1)	In the event that this contract is cancelled pursuant to the provisions of the preceding article (excluding item (i7)

(2)	In the event that the Second Party refuses to perform its obligations, or is unable to perform its obligations to First Party due to reasons attributable to the Second Party

2	If a person listed in any of the following items cancels this contract, it shall be deemed to fall under the preceding paragraph.

(1)	In the event that a decision to commence bankruptcy proceedings has been made in respect of the Second Party, a trustee in bankruptcy appointed in accordance with the provisions of the Bankruptcy Act (Act No. 75 of 2004).

(2)	In the event that a decision to commence reorganization proceedings has been made against the Second Party, a trustee appointed in accordance with the provisions of the Corporate Reorganization Law (Law No. 2002) shall be appointed as follows. 154 In the event that a decision to commence reorganization proceedings has been made against The Second Party, the trustee appointed pursuant to the provisions of the Corporate Reorganization Act (Act No. 2002)

(i)	Where an order of commencement of rehabilitation proceedings is made with respect to the Second Party. (i) Where an order of commencement of rehabilitation proceedings is made against J Trust, the rehabilitation debtor, etc. appointed under the provisions of the Civil Rehabilitation Act (Act No. of 1999) shall be the rehabilitation debtor, etc. 225 (ii) Where an order of commencement of rehabilitation proceedings is made against the rehabilitation debtor, etc., the rehabilitation debtor, etc. appointed under the provisions of the Civil Rehabilitation Act (Act No. 88 of 1999)

(Change of contract)

Article 24 The First Party may, upon consultation with the Second Party, change or cancel this contract, notwithstanding the contract amount and contract period specified in this contract, if any of the following items applies

(1)	When the contractor is unable to perform under the terms and conditions set forth in this contract due to 1 (ii) When it becomes difficult to perform any part of the contract under the terms and conditions set forth in this contract due to significant changes in economic conditions, natural disasters, etc.

(2)	When the contract is changed during the course of the implementation of the contracted services. When it becomes necessary to change the contents of the contract in the middle of the implementation of other outsourced services.

(Changes in contracts due to budget reductions, etc.)

Article 25 The First Party may terminate this contract in the event of budget reduction, even during the term of the contract, and may modify this contract upon consultation with the Second Party in the event of budget reduction.

(Disclaimer)

Article 26 The First Party shall not compensate the Second Party for any expenses spent for preparatory work, etc., even if the First Party’s circumstances or the Second Party’s circumstances prevent it from performing the work before the commencement of the project.

(Determination of doubt, etc.)

Article 27 If any doubt arises concerning the interpretation of any provision of this contract, it shall be settled upon consultation between the First Party and the Second Party, and if such consultation is not satisfactory, the First Party shall make its own decision.

2	If any question arises concerning any matter not stipulated in this contract, the First Party and the Second Party shall consult with each other to determine the matter on a case-by-case basis.

(Application of special clauses)

Article 28 With respect to this contract, the attached Exhibit 3 The “Special Clauses Pertaining to Boryokudan-related Entities” and “Special Clauses Pertaining to Bid Rigging and Other Unfair Acts” shall apply to this contract.